Exhibit 10.38
James River Group Holdings, Ltd.
Wellesley House, 2nd Floor
90 Pitts Bay Road
Pembroke HM 08 Bermuda
December 4, 2023
Ms. Jeanette L. Miller
Dear Jeanette:
The purpose of this letter (the “Agreement”) is to confirm our agreement to amend and restate as of the Effective Date (as hereinafter defined) that certain letter agreement dated December 1, 2022 (the “Original Employment Agreement”) with respect to the terms of your employment as Senior Vice President, Chief Legal Officer of James River Group Holdings, Ltd. (the “Parent Company” or “Holdings”) and of its subsidiary James River Group, Inc. (the “Company”). In consideration of the mutual promises contained in this Agreement, the parties to this Agreement hereby agree as follows:
1.EMPLOYMENT AND TERM. Effective as of December 4, 2023, (the “Effective Date”), the Parent Company and the Company agree to continue to employ you (the “Executive”) as its Senior Vice President, Chief Legal Officer of the Parent Company and Senior Vice President, Chief Legal Officer of the Company, and Executive hereby accepts such continued employment on the terms hereinafter set forth. The initial term of this Agreement shall commence as of the Effective Date and end on June 7, 2024, subject to the termination provisions of Section 6. The term of this Agreement shall thereafter be automatically renewed for additional one-year periods unless written notice to the contrary shall be given by either party to the other not less than sixty (60) days prior to the end of the initial or any renewal term that the term shall not thereafter be renewed (“Non-Renewal Notice”), subject to the termination provisions of Section 6. The initial term plus any renewals thereof shall hereafter be referred to as the “Term.”
2.COMPENSATION.
(a)Salary. Commencing March 1, 2023, Executive has been paid a base salary of two hundred ninety-four thousand five hundred eighty dollars ($294,580) per year. Effective December 4, 2023, Executive shall be paid a base salary of not less than three hundred sixty thousand dollars ($360,000) payable in periodic installments by the Company in accordance with its normal payroll practices.

(b)Short-Term Incentive Plan; Long-Term Incentive Plan. For each fiscal year of the Company during the Term in which Executive is employed by the Company, Executive shall be eligible to participate in any short-term incentive plan (“STIP”) as the Board of Directors of the Parent Company (the “Parent Board”), in its discretion, may adopt from time to time. Any award payable under the STIP shall be paid on a date determined in accordance with the terms of the STIP. In addition, for each fiscal year of the Company during the Term in which Executive is employed by the Company, Executive shall be eligible to participate in any long-term incentive plan (“LTIP”) of the Company Group (as defined below) as adopted by the Parent Board from time to time. Options to acquire common shares (the “Shares”) of the Parent Company (“Options”) granted pursuant to the LTIP will be valued using a Black Scholes valuation model, and restricted stock units (“RSUs”) of the Parent Company will be valued based upon the closing price of the Company’s publicly traded common shares on the day of the grant. The target STIP and LTIP award for any year shall each be 75% of Executive’s base salary for such year Executive is employed by the Company. Awards under the LTIP shall be subject to the vesting provisions under the LTIP.
(c)Vacation, Benefits. During the Term Executive shall also be entitled to participate in all Company employee benefit plans, and to other fringe benefits generally available to executive employees of the Company Group or generally available to the Company’s United States-based executive employees at the Company’s expense, including:
(i)a total of 28 days of paid vacation days per annum (not subject to carry over to subsequent years), which will be pro-rated for the first and last year of the Term;
(ii)business expense reimbursement for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures. The amount of expenses eligible for reimbursement during any tax year of Executive shall not affect the expenses eligible for reimbursement in any other tax year. The right to reimbursement provided in this Agreement is not subject to liquidation or exchange for another benefit. In no event shall the reimbursement of an eligible expense occur later than the earlier of (i) six (6) months from the date of incurrence and (ii) the end of the calendar year following the calendar year in which such expense was incurred.
(d)Clawback. Executive acknowledges that to the extent required by applicable law or written company policy adopted by the Parent Board to implement the requirements of such law (including without limitation Section 304 of the Sarbanes Oxley Act, Section 954 of the Dodd Frank Act, Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and listing rules of the Nasdaq Global Select Market adopted thereunder), any bonus and other compensation shall be subject to any clawback, recovery, forfeiture, recoupment or similar requirement as the Parent Board may determine in its sole discretion is necessary or desirable to implement such law, policy or stock exchange listing requirement.

(e)Withholdings and Deductions. All payments and compensation under this Agreement shall be subject to all required federal, state and local withholdings and deductions, and such deductions as Executive may instruct the Company to take that are authorized by applicable law.
3.DUTIES. Executive shall perform all duties normally associated with the position of Senior Vice President, Chief Legal Officer of the Parent Company and all duties normally associated with the position of Senior Vice President, Chief Legal Officer of the Company. In her capacity as Senior Vice President, Chief Legal Officer of the Parent Company, Executive shall report directly to the Chief Financial Officer of the Parent Company, and as Senior Vice President, Chief Legal Officer of the Company, Executive shall report directly to the Chief Financial Officer of the Company. Executive will devote her entire working time, attention, and energies to carrying out and fulfilling her duties and responsibilities under this Agreement. Executive agrees to abide by all policies applicable to employees of the Company Group adopted by the Parent Board. Executive's duties as Senior Vice President, Chief Legal Officer of the Parent Company will be performed primarily at the Parent Company's offices in Pembroke, Bermuda, and the Executive's duties as Senior Vice President, Chief Legal Officer of the Company will be performed primarily at the Company's offices in Chapel Hill, North Carolina; provided, however, that the foregoing duties may be performed in locations other than the aforementioned locations if the business of the Company and the Parent Company so require, but at all times the Executive shall comply with the operational guidelines of the Parent Company and the Company with respect to the scope of duties and activities to be performed in Bermuda and the United States, as in effect from time to time. Executive represents that she is able and willing to engage in travel to Bermuda and other international travel as is necessary to the business interests of the Company Group.

4.CONFIDENTIAL INFORMATION AND PRIVILEGED INFORMATION.
(a)Executive will not at any time during the Term or thereafter reveal, divulge, or make known to any person, firm, or corporation or use for her personal benefit or the benefit of others (except the Parent Company and any of its direct or indirect subsidiaries (hereinafter referred to as “Affiliates,” and all of the foregoing, the “Company Group”)), directly or indirectly, any confidential or proprietary information received or developed by her during the course of her employment. For the purposes of this Section 4(a) confidential and proprietary information (“Confidential Information”) shall be defined to mean (1) all historical and pro forma projections of loss ratios incurred by the Company Group; (2) all historical and pro forma actuarial data relating to the Company Group; (3) historical and pro forma financial results, revenue statements, and projections for the Company Group; (4) all information relating to the Company Group’s systems and software (other than the portion thereof provided by the vendor to all purchasers of such systems and software); (5) all information relating to Company’s unique underwriting approach; (6) all information relating to plans for, or internal or external discussions regarding, acquisitions of or mergers with any business or line of business; (7) non-public business plans; (8) all other information relating to the financial, business, or other affairs of the Company Group including their customers; (9) any information about any shareholder of Holdings or any of its Affiliates, or any of their officers or employees, that has been furnished or made available to Executive as a result of her position with the Company; and (10) any information about any employee of the Company Group. Section 4(a) shall not apply to Executive following the termination of her employment with the Company with respect to any Confidential Information known or made generally available to the general public or within the industry by persons other than Executive or a person acting with or at the request of Executive. The confidentiality requirements set forth in this Section 4(a) are in addition to, but do not modify, Executive’s obligations under applicable law of the State of North Carolina to protect the confidentiality of information disclosed to her by the Company Group for purposes of obtaining legal advice, as well as any other information protected by the attorney-client privilege.
(b)Executive will not at any time during the Term or thereafter reveal, divulge, or make known to any person, firm, or corporation, or use for her personal benefit or the benefit of others (except the Company Group), directly or indirectly, the name or names of any Customers (as defined below) of the Company Group, nor will she reveal, divulge, or make known to any person, firm, or corporation or use for her personal benefit or the benefit of others (except the Company Group), directly or indirectly, any trade secrets or any knowledge or information concerning any business methods or operational procedures engaged in by the Company Group (collectively, “Privileged Information”); provided, however, the restrictions set forth in this Section 4(b) shall not apply to Executive following the termination of her employment with the Company with respect to any Privileged Information known or made generally available to the general public or within the industry by persons other than Executive or a person acting with or at the request of Executive.

(c)Notwithstanding any provision of this Agreement to the contrary, under 18 U.S.C. section 1833 (b), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B)is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement or any other policy of the Companies is intended to conflict with this statutory protection, and no director, officer or member of management has the authority to impose any rule to the contrary. In addition, the confidentiality and non-disparagement prohibitions in this Agreement shall not apply to a sexual assault dispute or sexual harassment dispute arising after the date Executive commenced her employment with the Company Group.
(d)Executive will not at any time during the Term or thereafter make negative or disparaging remarks about the Company Group or their respective current and former parents, subsidiaries, divisions, affiliates, shareholders, officers, directors, attorneys, agents, employees, successors and assigns (“Company Group Protected Parties”). Executive will not provide information or issue statements regarding the Company Group or the Company Group Protected Parties, or take any other action, that would cause the Company Group or the Company Group Protected Parties embarrassment or humiliation or otherwise cause or contribute to them being held in disrepute. Nothing in this Agreement shall be deemed to preclude Executive from: providing truthful testimony or statements in a legal or arbitration proceeding or pursuant to subpoena, court order, or similar legal process; providing truthful information to government or regulatory agencies; or disclosing details relating to a claim of sexual assault.
(e)For purposes of this Agreement, the following capitalized term shall have the meaning set forth below:
“Customer” shall mean any customer of the Company Group that (A) purchased products or services from the Company Group during the twelve-month period immediately preceding Executive’s last day of employment with Parent Company and/or the Company (the “Final Year”), and (B) about which Executive had access to Confidential Information or Privileged Information.
5.NON-COMPETITION.
(a)Executive acknowledges and agrees that as the Parent Company’s and the Company’s Senior Vice President, Chief Legal Officer (i) she has been and will continue to be provided and have access to the Company Group’s Confidential Information and Privileged Information; and (ii) has been and will continue to have unique insight into and knowledge of the Company Group’s business strategies, compliance and legal strategies, and the skills, talents and capabilities of the Company Group’s key employees.

(b)Executive agrees that during her employment by the Parent Company and/or the Company she will not (i) compete against the Company Group in any manner, including without limitation by engaging in, or by assisting any other person or entity to engage in, or by having an ownership interest in, any Competitive Business (as defined below) in the Territory (as defined below), or (ii) solicit, or assist others in soliciting, Key Employees (as defined below) to either leave the Company Group or to engage in a Competitive Business.
Executive further agrees that after her employment by the Parent Company and/or the Company ends, she will not during the Restricted Period (i) be employed in any management capacity by any insurance company that engages in Competitive Business in the Territory to provide services to or on behalf of such insurance company in the Territory that compete with the products or services provided by the Company or the Parent Company during the Final Year; provided however, after employment with the Company ends Executive is not restricted by this Section 5 from providing legal advice to any insurance carrier either as an employee or a contractor, or (ii) solicit, or assist others in soliciting, Key Employees (as defined below) to either leave the Company Group or to engage in a Competitive Business.
(c)For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:
(i)“Restricted Period” shall mean twelve (12) months, except that in the event of a termination within twelve (12) months after a Change in Control without Cause, for Good Reason or due to a Company Non-Renewal Termination, “Restricted Period” shall mean eighteen (18) months.
(ii)“Competitive Business” shall mean the business of acquiring, holding, and/or operating admitted market insurance companies or excess and surplus line insurance companies, and any other material business that the Company Group is engaged in as of the date of this Agreement and as the business of the Company Group evolves during Executive’s employment with the Parent Company and/or the Company. For informational purposes only and not for the purpose of construing or restricting the scope of the term “Competitive Business,” the parties agree that the following activities in which the Company Group is currently engaged are within the scope of Competitive Business: writing admitted market business for retail agents or brokers and writing excess and surplus lines business for wholesale brokers.
(iii)“Territory” shall mean Bermuda and each and every state or other United States jurisdiction (“State(s)”) where the Company or its subsidiaries is authorized to underwrite insurance and has either underwritten insurance during the Final Year, or has underwritten insurance policies in effect during the Final Year.
(iv)“Key Employees” shall mean any executive, managerial, or supervisory level employee of the Company Group under Executive’s direct or indirect management authority during the Final Year (as defined above in Section 4).

(d)The restrictions contained in this Section 5 shall not prevent the purchase of ownership by Executive of not more than three percent (3%) of the securities of any class of any corporation, whether or not such corporation is engaged in any Competitive Business, which are publicly traded on any securities exchange or any “over the counter” market.
6.TERMINATION. Executive’s employment hereunder shall terminate under the following circumstances:
(a)Termination for Cause. The Parent Company and/or the Company may terminate the employment of Executive for Cause at any time by providing written notice to Executive specifying the cause of the termination. For the purposes of this Agreement, “Cause” means that: (i) Executive willfully violated Sections 4 or 5 of this Agreement; (ii) Executive grossly neglected her duties hereunder; (iii) Executive was convicted of a felony or a crime involving moral turpitude (meaning a crime that includes the commission of an act of depravity, dishonesty, or bad morals); (iv) Executive has committed an act of dishonesty, fraud, or embezzlement against any entity in the Company Group; (v) Executive otherwise willfully and/or knowingly breached this Agreement in any material respect or willfully and/or knowingly violated the Parent Company’s or the Company’s operating guidelines or policies; or (vi) Executive willfully failed or refused to follow the lawful instructions of the Chief Executive Officer or Chief Financial Officer of the Parent Company or the Chief Executive Officer or Chief Financial Officer of the Company that are consistent with this Agreement (“Insubordination”). In the event that the Parent Company and/or the Company provides written notice of termination for Cause pursuant to Section 6(a)(ii) or (vi), Executive shall be entitled to cure any alleged neglect of her duties or Insubordination, to the extent curable, within thirty (30) days of receiving written notice from the Parent Company and/or the Company specifying the factual basis for its belief that Executive grossly neglected her duties hereunder or engaged in Insubordination. If Executive is terminated for Cause, Executive’s compensation shall terminate on the date of such termination, and all Options or RSUs, whether vested or unvested at that time, shall be immediately forfeited and canceled effective as of the date of such termination.
(b)Termination Without Cause/Non-Renewal. The Parent Company and/or the Company may terminate Executive at any time without Cause, with or without prior notice. If (i) the Parent Company and/or the Company delivers a timely Non-Renewal Notice and Executive has not timely delivered a Non-Renewal Notice, (ii) Executive continues in employment with the Parent Company and/or the Company through the last day of the Term and (iii) the parties have not executed a written agreement applicable to Executive’s employment after the expiration of the Term, the Executive’s employment shall terminate on the last day of the Term (a “Company Non-Renewal Termination”).
(c)Termination by Executive for Good Reason. Executive may, at her option, terminate this Agreement for Good Reason in accordance with the terms of this Section 6(c). “Good Reason” shall mean the occurrence of any one or more of the following events without the prior consent of Executive:

(i)A material diminution in Executive’s authority, duties or responsibilities, or requiring Executive to report directly to a person or persons other than the Parent Company’s and/or the Company’s Chief Financial Officer or Chief Executive Officer, or the Parent or Company Board;
(ii)A material diminution in Executive’s Base Salary; or
(iii)Any action or inaction by the Parent Company and/or the Company which constitutes a material breach of the terms of this Agreement;
and, in each case, the failure by the Parent Company and/or the Company, to cure such condition within the thirty (30) day period after receipt of written notice from Executive specifying in detail the factual basis for her belief that she has Good Reason to resign (“Good Reason Notice”). Executive must deliver a Good Reason Notice to the Parent Company and the Company within thirty (30) calendar days after the initial existence of a Good Reason condition, and, if the Parent Company and/or the Company, as applicable, fails to timely cure such Good Reason condition, Executive must terminate her employment within one year after the initial existence of such Good Reason condition, and any failure by Executive to timely comply with either of these requirements shall constitute a waiver of Executive’s right to resign for Good Reason for such condition.
(d)Termination due to Death or Disability. Executive’s employment hereunder shall terminate upon her death. The Parent Company and/or the Company may terminate Executive’s employment if she is prevented from performing her responsibilities under this Agreement because of “Disability.” A “Disability” means that Executive is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or disability insurance benefit plan covering Company employees (“Disability Plan”). If Executive is unable to perform her responsibilities, by reason of any accident, illness, or mental, or physical impairment, for a period that is reasonably anticipated by the Company to be longer than the waiting period in the Disability Plan, then, at the Company’s request, Executive shall promptly apply for such income replacement benefits.
(e)Expiration of Term. If (i) Executive delivers a timely Non-Renewal Notice pursuant to Section 1 (whether or not the Parent Company and/or the Company has timely delivered a timely Non-Renewal Notice), (ii) Executive continues in employment with the Parent Company and the Company through the last day of the Term, and (iii) the parties have not executed a written agreement applicable to Executive’s employment after the expiration of the Term, the Executive’s employment shall terminate on the last day of the Term (“Executive Non-Renewal Termination”).

7.COMPENSATION AND BENEFITS UPON TERMINATION.
(a)If, during the Term, the Parent Company and/or the Company terminates Executive’s employment without Cause, there is a Company Non-Renewal Termination, or Executive terminates her employment for Good Reason, then:
(i)as soon as practicable following such termination but no later than ten (10) days after the Termination Date (as defined below), the Company shall pay to Executive her accrued but yet unpaid base salary earned through the Termination Date and any accrued, but unused vacation pay through the Termination Date (the “Accrued Obligations”);
(ii)within forty-five (45) days following the Termination Date, the Company shall reimburse Executive for reasonable expenses incurred, but not paid prior to the Termination Date; and
(iii)subject to the execution and delivery of a general release (which release shall not alter or result in the waiver of Executive’s right to exercise the portion of any stock option that vested through the Termination Date, or any rights under this Section 7(a)) in a form acceptable to the Company within forty-five (45) days after the Termination Date, which release has not been revoked, Executive is entitled to receive:
(A)In the event of a termination without Cause or for Good Reason or a Company Non-Renewal Termination (x) before a Change in Control (as defined in Section 7(d)) or more than twelve (12) months after a Change in Control, an amount equal to Executive’s then current base salary for a period of twelve (12) months after the Termination Date, or (y) within twelve (12) months after a Change in Control, an amount equal to Executive’s then current base salary for a period of eighteen (18) months after the Termination Date, which in any case shall be paid in periodic installments in accordance with the Company’s normal payroll practices commencing on the first payroll cycle which is at least ten (10) business days after the 45th day after the Termination Date unless (a) such payment is required to be delayed pursuant to Section 8 below, or (b) the first payroll date which is at least ten (10) business days after the 45th day after the Termination Date occurs in the calendar year following the calendar year of the Termination Date, in which case payments pursuant to this section shall be made no earlier than the first business day of the calendar year following the calendar year of the Termination Date; and
(B)the continuation of coverage under all employee benefit insurance plans in which Executive was a participant as of the Termination Date, to the extent such post-employment coverage is authorized by such plans, at the Company’s expense with such periodic payments for such coverage(s) made for and during the period of twelve (12) months after the Termination Date. The Company makes no representations regarding the taxability or non-taxability of such payments.

(b)If Executive is terminated by the Parent Company and/or the Company for Cause or due to death or Disability, or if a termination of employment occurs pursuant to Section 6(e) as a result of Executive’s delivering a timely Non-Renewal Notice:
(i)within ten (10) days following the Termination Date, the Company shall pay to Executive the Accrued Obligations; and
(ii)within forty-five (45) days following the Termination Date, the Company shall reimburse Executive for reasonable expenses incurred, but not paid prior to the Termination Date.
(c)Except for payments provided under Sections 7(a)(i), 7(a)(ii), 7(b) and 7(e), all compensation and benefits paid pursuant to this Section 7 shall cease and Executive shall promptly return any amount paid under Section 7(a)(iii) to the Company if Executive violates any of the terms of Sections 4 or 5 above during the Restricted Period. In addition to these remedies, the Company and the Company Group shall have all other remedies provided by this Agreement and by law for the breach of Sections 4 or 5 above.
(d)For purposes of this Agreement, “Termination Date” means the date of Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Section 409A”). For purposes of this Agreement, “Change in Control” means the first to occur of the following events:
(i)the purchase or other acquisition (other than from the Parent Company), in a single transaction or series of related transactions, by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Exchange Act (excluding, for this purpose, the Parent Company or the Company Group or any employee benefit plan of the Parent Company or the Company Group), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either the then-outstanding Shares or the combined voting power of the Parent Company’s then-outstanding voting securities entitled to vote generally in the election of directors;
(ii)the consummation of a reorganization, merger, amalgamation or consolidation involving the Parent Company, in each case with respect to which persons who were the shareholders of the Parent Company immediately prior to such reorganization, merger, amalgamation or consolidation do not, immediately thereafter, own more than 50% of, respectively, the Shares and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, amalgamated or consolidated corporation’s then-outstanding voting securities; and
(iii)a liquidation or dissolution of the Parent Company or the sale of all or substantially all of the assets of the Parent Company;

Notwithstanding anything herein to the contrary, an event described above shall be considered a Change in Control hereunder only if it also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(v) of the Code, to the extent necessary to avoid the adverse tax consequences thereunder with respect to any payment subject to Section 409A of the Code. A Change in Control shall be deemed to occur on the date on which the event giving rise to the Change in Control occurs, provided, in the case of a Change in Control by reason of a liquidation or dissolution of the Parent Company, such date shall be the date on which Holdings shall commence such liquidation or dissolution.
(e)Executive’s rights with respect to payment of any cash award under the STIP, or the vesting and exercise of any equity award under the LTIP after the Termination Date shall be governed by the applicable STIP and equity award agreements and LTIP, respectively.
8. 409A COMPLIANCE. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A). Notwithstanding anything else contained in this Agreement to the contrary, if Executive is a “specified employee” under the Parent Company’s specified employee policy as in effect on the Termination Date, or if no such policy is then in effect, within the meaning of Section 409A, any payment required to be made to Executive hereunder upon or following the Termination Date shall be delayed until after the six-month anniversary of Executive’s “separation from service” (as such term is defined in Section 409A) to the extent necessary to comply with, and avoid imposition on Executive of any additional tax, interest, or penalty imposed under, Section 409A. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the ten-day period following the six-month anniversary of the Termination Date. Each payroll period payment described in Section 7(a)(iv)(1) shall be treated as a separate payment for purposes of Section 409A.
9.UNIQUENESS OF SERVICES; ACKNOWLEDGEMENTS. Executive acknowledges that the services to be rendered under the provisions of this Agreement are of a special, unique, and extraordinary character; involve access to and development of Confidential Information and Privileged Information; and that it would be difficult or impossible to replace such services and that, by reason thereof, Executive agrees and consents that if she violates any of the provisions of Sections 4 and 5 of this Agreement, the Company, and/or the Company Group, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to an injunction to be issued by a court of competent jurisdiction restricting Executive from committing or continuing any violation of Sections 4 and 5 of this Agreement.

10.FURTHER ACKNOWLEDGEMENTS. Executive further acknowledges and agrees that the restrictions contained in Sections 4 and 5 above are reasonable and necessary to protect the legitimate interest of the Company Group, in view of, among other things, the short duration of the restrictions; the narrow scope of the restrictions; the Company Group’s interests in protecting its trade secrets, Confidential Information, and Privileged Information (which Executive agrees has a useful life to competitors of more than eighteen (18) months); Executive’s background and capabilities which will allow her to seek and accept employment without violation of the restrictions; Executive’s opportunity to acquire a substantial equity interest in the Company Group through the award of RSUs or other equity awards; and Executive’s entitlements under this Agreement. If any provision contained in Sections 4 or 5 above is adjudged unreasonable by a court of competent jurisdiction or arbitrator in any proceeding, then such provision shall be deemed modified as provided in Sections 4 or 5 above or by reducing the scope of such provision, the period of time during which such provision is applicable and/or the geographic area to which such provision applies, to the extent necessary for such provision to be adjudged reasonable and enforceable.
11.NOTICES. Any notices provided for or permitted by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, by electronic mail, or three (3) days after it is mailed if delivered by registered or certified mail, return receipt requested, postage prepaid, addressed to the party for whom intended at such party’s address set forth above or to such other address as such party may designate by notice in writing given in the manner provided herein.
12.SECTION HEADINGS. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.
13.ENTIRE AGREEMENT; AMENDMENTS; COUNTERPARTS. This Agreement constitutes the entire agreement and understanding between Executive, the Parent Company and the Company with respect to the subject matter hereof and shall supersede any and all other prior agreements and understandings, whether oral or written, relating thereto or the employment of Executive by the Parent Company and the Company, including, without limitation, the Original Employment Agreement. This Agreement may not be rescinded, modified, or amended, unless an amendment is agreed to in a writing signed by Executive, by the Chief Executive Officer or Chief Financial Officer of the Parent Company or another duly authorized officer of the Parent Company (other than Executive), and by the Chief Executive Officer or Chief Financial Officer of the Company or another duly authorized officer of the Company (other than Executive), and any waiver shall be set forth in writing and signed by the party to be charged. This Agreement may be executed in any number of counterparts, including by facsimile, each of which shall be an original, but all of which together shall constitute one and the same instrument.
14.PARTIAL INVALIDITY. The invalidity or unenforceability, by statute, court decision, or otherwise, of any term or condition of this Agreement shall not affect the validity or enforceability of any other term or condition hereof.

15.GOVERNING LAW. This Agreement shall be construed and administered in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of law which might otherwise apply.
16.ASSIGNABILITY. This Agreement may not be assigned by Executive, and any purported assignment by Executive shall be null and void. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Parent Company and the Company, and their successors (including without limitation any successor to the Parent Company’s or Company’s business as the result of a merger or consolidation of the Company, whether or not the Parent Company or the Company survives such merger or consolidation) and assigns. Successors to the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Company whether by merger, consolidation, purchase, or otherwise and such successor shall thereafter be deemed the “Company” for purposes hereof. Successors to the Parent Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Parent Company whether by merger, consolidation, purchase, or otherwise and such successor shall thereafter be deemed the “Parent Company” for purposes hereof.
17.DISPUTE RESOLUTION.
(a)Arbitration. In the event of disputes between the parties with respect to the terms and conditions of this Agreement, such disputes shall be resolved by and through an arbitration proceeding to be conducted under the auspices of the American Arbitration Association (or any like organization successor thereto) in Charlotte, North Carolina, or another location in North Carolina that is mutually agreed by the parties; provided, however, that either party may seek temporary or preliminary injunctive relief, or other appropriate relief (including, without limitation, enforcement of Sections 4 and 5 above) from a court in aid of arbitration. Such arbitration proceeding shall be conducted pursuant to the commercial arbitration rules (formal or informal) of the American Arbitration Association in as expedited a manner as is then permitted by such rules (the “Arbitration”). Both the foregoing agreement of the parties to arbitrate any and all such claims, and the results, determination, finding, judgment, and/or award rendered through such Arbitration, shall be final and binding on the parties to this Agreement and may be specifically enforced by legal proceedings. This Section 17(a) is without prejudice to the Executive’s statutory right to complain to an employment inspector and/or employment tribunal under Bermuda’s Employment Act 2.
(b)Procedure. Such Arbitration may be initiated by written notice from either party to the other which shall be a compulsory and binding proceeding on each party. The Arbitration shall be conducted by an arbitrator selected in accordance with the procedures of the American Arbitration Association. Time is of the essence of this arbitration procedure, and the arbitrator shall be instructed and required to render his or her decision within thirty (30) days following completion of the Arbitration.

(c)Venue and Jurisdiction. Any action to compel arbitration hereunder or otherwise relating to this Agreement shall be brought exclusively in either a state court or federal court located in Raleigh, North Carolina; provided that, with respect to an action brought in Virginia, if a federal court has jurisdiction over the subject matter thereof, then such action shall be brought in federal court, and the Parent Company, the Company and Executive hereby irrevocably submit with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts.
(d)Waiver of Jury Trial. IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER CONNECTED WITH THIS AGREEMENT OR THE AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREUNDER ALL OF THE PARTIES HERETO WAIVE ALL RIGHTS TO A TRIAL BY JURY.
18.COOPERATION. Executive agrees that, upon reasonable notice and without the necessity of the Parent Company or the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Parent Company or the Company any suit, action or proceeding, and any investigation and/or defense of any claims asserted against any of the Parent Company’s, the Company’s or their Affiliates’ current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, which relates to events occurring during Executive’s employment hereunder by the Parent Company and the Company as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Parent Company, the Company or their respective designees and/or providing testimony at depositions and at trial); provided that with respect to such cooperation occurring following termination of Executive’s employment, the Parent Company or the Company shall reimburse Executive for expenses reasonably incurred in connection herewith and shall schedule such cooperation to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs. Notwithstanding anything to the contrary, in the event the Parent Company or the Company requests cooperation from Executive after her employment with the Parent Company or the Company has terminated and at a time when Executive is not receiving any severance pay from the Parent Company or the Company, Executive shall not be required to devote more than 40 hours of her time per year with respect to this Section 18, except that such 40 hour cap shall not include or apply to any time spent testifying at a deposition or at trial, or spent testifying before or being interviewed by any administrative or regulatory agency.
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Kindly indicate your acceptance of this Agreement by signing and returning a copy of this letter to me.

Very truly yours,

James River Group Holdings, Ltd.

By: /s/ Sarah Doran
Name: Sarah Doran
Title: Chief Financial Officer

James River Group, Inc.

By: /s/ Sarah Doran
Name: Sarah Doran
Title: Chief Financial Officer

ACCEPTED AND AGREED THIS 6TH DAY OF DECEMBER, 2023

/s/ Jeanette L. Miller
Jeanette L. Miller
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